Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED SEPTEMBER 30, 2020

CONFERENCE CALL TRANSCRIPT

OCTOBER 26, 2020 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated, doing business as 1-800-PetMeds, conference call to review the financial results for the second fiscal quarter, for the quarter ended on September 30, 2020. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s Most Trusted Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses, direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns which direct consumers to order by phone or on the internet, and aim to increase the recognition of the PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Unfortunately, due to a personal matter, Mendo Akdag, our President and Chief Executive Officer, is unable to attend this morning’s conference call.

I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission, that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used, based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

Thank you for joining us, and we hope everyone is continuing to stay safe and healthy. During the September quarter, consumer demand settled down due to a combination of vet clinics and brick and mortar pet retailers opening up and consumers having stocked up in the June quarter. We have been open during our normal business hours without any material disruptions to our operations. We are still taking measures to ensure the health and safety of our dedicated employees by allowing them to work from home where possible and continuing with social distancing and enhanced disinfection in the workplace. Also, we have not seen any major disruptions in our supply chain. However, we have experienced some delays in the delivery of the slow-to-medium moving inventory items.

Now we will compare our second fiscal quarter ended on September 30, 2020, to last year’s quarter ended on September 30, 2019. For the second fiscal quarter ended on September 30, 2020, our sales were $75.4 million compared to $69.9 million for the same period the prior year, an increase of 7.9%. For the six months ended on September 30, 2020, sales were $171.6 million compared to $149.9 million for the six months the prior year, an increase of 14.5%. The increases in sales were due to increases in reorder sales for the quarter and increases for both new order and reorder sales for the six months. The average order value was approximately $87.00 for the quarter compared to $85.00 for the same period last year.

For the second fiscal quarter, net income was $8.4 million, or $0.42 diluted per share, compared to $6.7 million, or $0.33 diluted per share for the same quarter the prior year, an increase to net income of 26%, and for the six months net income was $16.2 million, or $0.81 diluted per share compared to $12.0 million, or $0.60 cents diluted per share a year ago, an increase to net income of 35%.

Exhibit 99.1 Page 1 of 7

Reorder sales increased by 9.6% to $67.8 million for the quarter compared to reorder sales of $61.9 million for the same quarter the prior year, and for the six months reorder sales increased by 14.3% to $148.2 million compared to $129.6 million for the same period last year.

New order sales decreased by 5.0% to $7.7 million for the quarter compared to $8.1 million for the same period the prior year, and for the six months new order sales increased by 15.4% to $23.5 million compared to $20.3 million for the same period last year. We acquired approximately 96,000 new customers in our second fiscal quarter compared to 98,000 for the same period the prior year, and we acquired approximately 282,000 new customers in the six months compared to 238,000 for the same period a year ago.

The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak season with fall and winter being the offseason.

For the second fiscal quarter, our gross profit as a percentage of sales was 30.5% compared to 28.6% for the same period the prior year, and for the six months our gross profit as a percentage of sales was 29.0% compared to 27.9% for the same period a year ago. Gross margins improved by 190 basis points for the September quarter and by 110 basis points for the six months. The increases were due to the benefit of having direct relationships with all major manufacturers, and these manufacturers have minimum advertised price policies. Also, our product mix shifted to higher margin prescription medications during the September quarter compared to the June quarter.

General and administrative expenses as a percentage of sales, were 9% for both the quarter and the same quarter last year.

For the quarter, we spent $5.1 million in advertising compared to $4.8 million for the same quarter the prior year, an increase of 8.0%. For the six months, we spent $14.2 million in advertising compared to $13.4 million for the six months a year ago, an increase of 6%. The advertising cost of acquiring a customer was approximately $54.00 for the quarter compared to $49.00 for the same quarter the prior year. And for the six months was $50.00 compared to $56.00 for the six months last year. The increase for the quarter was due to increases in advertising costs.

We had $106.3 million in cash and cash equivalents and $21.5 million in inventory with no debt as of September 30, 2020. Net cash from operations for the six months was $15.2 million compared to $17.3 million for the same period last year.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you, Mr. Rosenbloom. At this time if you would like to ask a question please press star 1 on your touchtone phone. Please ensure that your line is unmuted and please record your name and company to be introduced. Once again, please press star 1 at this time, to ask a question.

Our first question is from Erin Wright with Credit Suisse. Your line is open.

Erin Wright:

Great, thanks. What’s your mix of over-the-counter versus prescription medications now? Has it meaningfully changed here? And can you remind us of the profit profile OTC versus prescription, and particularly given this MAP pricing strategy that has been implemented? Thanks.

Bruce Rosenbloom:

Sure thing. If you remember the call in the June quarter, we saw an uptick in OTC. A bit of a more of an uncharacteristic increase. It was a little bit - it was different from our normal mix. The September quarter was more of a normalized mix, although we did see a bit of an increase in Rx over OTC. And obviously, as we mentioned previously, prescription medications have a higher margin profile than the OTC products.

Erin Wright:	Would you say that prescription is over half now in terms of…

Bruce Rosenbloom:	Over half of our total sales?

Exhibit 99.1 Page 2 of 7

Erin Wright:	Yes.

Bruce Rosenbloom:	Oh, yes, definitely. Much more than half.

Erin Wright:

Okay, great. And then on the stickiness of the COVID-driven customer base, I guess how much of there is a paradigm shift to online versus just some stockpiling given COVID? I’m curious kind of how we should be thinking about sort of new customer growth over the balance of the year and what you’re seeing in terms of that COVID-driven customer base.

Bruce Rosenbloom:

Right. Overall demand has settled down with the combination of vet clinics and brick and mortar pet stores opening up. And also, as you mentioned, consumers stocking up in the June quarter. Also, you know, our new Web site platform might have had a temporary negative effect on our natural search during the quarter, which may have negatively impacted our new order sales in the short term and what we saw in the September quarter. We are now in the second phase of our eCommerce platform. We are now focusing on redesigning our Web site and mobile app to optimize our customers’ digital experience, which should improve our new customer conversion in the future.

As far as COVID, I mean it’s really an unknown right now. Obviously, we’re seeing cases increasing overall in a majority of the states in the US. So we’ll just have to see, you know, how that - on how those trends, you know, overall affect our business. As of right now, we did see demand settle down with the opening of those clinics and the retail stores. But overall, we’ve seen reorders become extremely strong, and it may also be because of the increased new customers that we were able to take in for the first six months of our fiscal year.

Erin Wright:	Okay, great. Thank you.

Coordinator:	Thank you for your question. Our next question is from Anthony Lebiedzinski with Sidoti & Company. Your line is open, sir.

Anthony Lebiedzinski:	Yes. Good morning, Bruce. And thanks for taking the questions. So, I…

Bruce Rosenbloom:	Good morning.

Anthony Lebiedzinski:

I guess my first question so, you know, kind of looking back now at the first half of the fiscal year you mentioned that there was some - it sounds like some pull forward of demand in the June quarter. Any way you could possibly maybe try to quantify how much you think, you know, you saw pull forward into the June quarter?

Bruce Rosenbloom:

You know, we - we usually don’t like to quantify to give that information out. We do know what that number is internally. Again, it’s also - as we mentioned, we were in the phase - in the first phase of our Web site - our new eCommerce platform and so that may have negatively impacted new orders as well. So it's, you know, we have an estimate. There's a few assumptions involved with that, but we’re not really prepared to give that number out at this time.

Anthony Lebiedzinski:	Okay. That's fair enough. And then so as far as the second phase of the Web site improvement, when do you expect to have that completed?

Bruce Rosenbloom:	Yes. Well our target date is during this third quarter. So hopefully by the end of the year we should be launched fully with both the redesign of the Web site and also the mobile app.

Anthony Lebiedzinski:	Got it. Okay. And then you mentioned ad spending being up. I know in the past you’ve had, you know, increases in costs because of the election. Was the increase in advertising spending because of that or was there something else going on?

Exhibit 99.1 Page 3 of 7

Bruce Rosenbloom:

It did have probably a small effect. But I think overall it was more of a normalized increase in overall keyword search. You know, that’s the majority of our online spend. You know, advertising costs increased during the quarter. We saw increased competition with - as well with the vet clinics. And also increased competition with online keyword searches as well. But we’ll always attempt to be more aggressive during peak season when our demand is strong. You know, as you know, we have a flexible ad budget. And our advertising spending is also going to depend on the return on the investment.

Anthony Lebiedzinski:	Got it. Okay. And then last question from me. So now you're moving into the offseason. You know, typically the gross margins for you guys are higher in the off-peak second fiscal - second half of the fiscal year. So you had a nice improvement in the gross margin on a year-over-year basis as well as sequentially. So with that in mind, you know, should we expect further sequential improvement in the back half of the gross margin, or how should we think about that?

Bruce Rosenbloom:

We don’t manage the margins quarter to quarter. As you know, we sort of look at margins on an annualized basis. I mean annually there’s an opportunity for modest margin improvement year over year and we expect that to continue. If there’s an opportunity to maximize margins we’re going to go ahead and do that. But also we want to remain competitive on the, you know, with pricing and of course with MAP pricing in place, and we also want to be competitive with the other players in our space as far as promotions and offers. So we’ll see how it shapes up. But you're right, our traditionally - the trends have been historically, that margins will rise during the offseason. And that's also because we tend to see more of a shift to prescription over OTC during those time periods.

Anthony Lebiedzinski:	Got it. Okay. Thank you.

Bruce Rosenbloom:	You're welcome.

Coordinator:

Thank you for your question. As a reminder, if you would like to ask a question, please press star one and record your name and company to ask a question. Our next question is from Ben Rose with Battle Road Research. Your line is open, sir.

Ben Rose:	Yes, thank you. And good morning, Bruce.

Bruce Rosenbloom:	Good morning, Ben.

Ben Rose:

A few questions - first off, in terms of the advertising and promotion this quarter, was there anything done to perhaps incentivize or focus people more on the prescription side of the business? Or was this just sort of a natural trend back to your typical mix of prescription versus OTC?

Bruce Rosenbloom:

Yes. It was more of a movement to our typical trend. And again, we've always - we have seen a rising increase in our mix more towards prescription than over-the-counter. Obviously veterinarians are recommending more prescription products more so than OTC. And, you know, obviously we prefer to be more skewed towards prescription which have higher margin profiles. So it was more of a return to a normalized state. Although I did mention, prescription medications did see a bit of an uptick during this quarter, year over year. I think June was more of an anomaly. I think it was more so with, you know, both brick and mortar and veterinarians having limited hours, the new customers moved towards online and those online customers were purchasing over-the-counter products.

Ben Rose:

Okay, great. And sorry Bruce, just to clarify one thing you said about the Web site redesign in the first phase, did you say that that may have had a, you know, negative impact on the new order rate this quarter?

Bruce Rosenbloom:

Yes. It’s possible. With the new eCommerce platform, it had a negative impact on our natural search, so that took a while to get back to its normalized stage, we are there currently. We expect with many of the changes we have made, we should see an improvement in our new customer conversion in the future.

Exhibit 99.1 Page 4 of 7

Ben Rose:

Okay. And on the inventory situation, you know, it looks like you did work down quite a bit of inventory in the quarter, which was a concern of some heading into this quarter. In your prepared remarks you mentioned that there were some delays in the slow-to-medium moving items, which I guess in the grand scheme of things is less concerning. Can you speak to just the overall supply chain environment, you know, albeit heading into, you know, the weaker season but just your - speak to the confidence of your own ability to procure the lion’s share of the medications that you need.

Bruce Rosenbloom:

Right. You know, again, our inventory will fluctuate based on promotional buying opportunities. We've mentioned back in the June quarter we did make a conscious decision to stock up due to the uncertainty that COVID presented itself. You know, overall when there’s a cost advantage we’ll carry higher inventory. During the pandemic we did look to carry more inventory, you know, to minimize any related delays. We did see those delays in some of our slow-to-medium movers; more manufacturer backorder type delays, also, you know, shipment or lead time delays. Some of those delays we should be able to rectify with an increased inventory purchases, some we may not be able to. They're more manufacturer driven delays. So we'll see. Where we can stock up, we will. I would not expect a stock-up like we saw in the June quarter, where inventories, you know, were in excess of $40 million. But we will try to stock up inventory to make sure that we can minimize any type of COVID-related delays for our customers.

Ben Rose:	Okay, great. Thanks very much.

Bruce Rosenbloom:	You’re welcome.

Coordinator:	Thank you for your question. Our next one is from Kevin Ellich with Ace Research. Your line is open.

Kevin Ellich:

Hey Bruce. Thanks for taking the questions. So, you know, going back to, you know, the new customers that you added for the quarter, it was a little bit lower than we’ve seen for - in your fiscal second quarter over the last several years. You know, with the V-shaped recovery we’ve seen in vet visits in the September quarter, do you think this is more a function of, you know, competition or what do you think is driving that?

Bruce Rosenbloom:

You know, I mean again, competition does play a role. I think more importantly, it was the combination - as I mentioned, the combination of vet clinics and brick and mortar pet stores opening up. We also had that temporary negative effect on our natural search, which also affected possibly new customers as well. So as I mentioned, I think moving into the offseason we definitely have an opportunity to improve on our new customers. I think overall, for the six months, we were fairly satisfied with the result. We’ll continue to make improvements and tweak advertising where need be. And we’ll see if we can, you know, rectify that temporary downswing.

Kevin Ellich:

Got it. Got it. And then, you know, it looks like - one metric I track is new customer transaction size, which seems like it’s - it's been - it's down a little bit this year. Do you think that’s more a function of COVID or is it MAP pricing, or kind of all of the above?

Bruce Rosenbloom:

Yes. I’m not sure exactly sure what measures you’re referring to. But, you know, overall those definitely have a play when it comes to new order advertising. Also with new orders, you know, we do tend to be a little bit more promotional to attract new customers, to be competitive with others in our space.

Kevin Ellich:	Got it. Got it. And then lastly, CAPEX was a little bit higher this quarter. Is that a function of the Web site; just some seasonality…

Bruce Rosenbloom:	Correct.

Kevin Ellich:	…spend?

Bruce Rosenbloom:	Yes, 100%. That was the Web site. And, you know, we really don't expect any material capital expenditures moving forward; more maintenance mode and I mean overall, it should be fairly minimal.

Exhibit 99.1 Page 5 of 7

Kevin Ellich:

Got it. And then lastly again, gross margin, you know, much better than expected. I know seasonally Q2 is your strongest quarter probably of the year - well, at - it’s been a little indifferent the last couple years. But, you know, have - do you think we’ll continue to see that sort of strength, you know, for the remainder of the year?

Bruce Rosenbloom:

You know, as I mentioned to Anthony earlier, you know, again, you know, prices overall stabilized in the market with the manufacturers enforcing the minimum advertised price policies. Our product mix was different from what we saw in the June quarter. So those all contributed to increases to our margins. You know, the bottom line is when we have - if we have increased prescription sales we’re going to probably have higher margins. You know, the one area that could have a negative effect to margins would be, you know, promotions for new customers. So if we have a quarter where we’re positive in new customers that could have a negative impact on margins. But, you know, where the gross margins end up will be dependent on our product mix. And, you know, again looking at it from quarter to quarter it can be difficult. But I think overall, year over year, we expect to see modest improvements in margins.

Kevin Ellich:	Sounds good. Thank you.

Bruce Rosenbloom:	You’re welcome.

Coordinator:	Thank you for your question. We have a follow-up from Erin Wright with Credit Suisse. Your line is reopened.

Erin Wright:	Great. Thanks for taking the follow-up, Bruce.

Bruce Rosenbloom:	Sure.

Erin Wright:

Has anything changed in terms of your manufacturer relationships I guess in new relationships or is it relatively status quo? And were there increases in MAP pricing? I guess how do those contracts typically work?

Bruce Rosenbloom:

Right. You know, again, when we talk about the manufacturers - direct relationships with manufacturers, it’s really talking about the large, you know, five manufacturers there. We do have direct relationships, you know, which many, or at least two or three were initiated in 2019. So yes, so we do have contractual relationships with them. They have been enforcing MAP pricing, which has stabilized prices in the online space. And, you know, what’s helpful when, you know, they have their pricing - when manufacturers increase their prices they also increase MAP. So that also helps as well as far as margins and also the price of inventory.

Erin Wright:	Okay, great. Thanks. And then a one-off question here just on generics. I guess do you have any metrics on the generic prescription dispensing rate versus brands? And…

Bruce Rosenbloom:	Yes.

Erin Wright:	…has that changed at all given the manufacturer relationships?

Bruce Rosenbloom:

Yes. We do. I mean not materially. I mean many of the manufacturers prefer us to promote their brands. And they, you know, will give us incentives to promote their brands say over generics. But I would say our generics are up year over year. But overall, you know, it's still about the same as the percentage of sales.

Erin Wright:	And there's still no, I guess, seamless way to do generic substitutions. Correct?

Bruce Rosenbloom:

You know, it does - the current rules and regulations, the pharmacy rules and regulations definitely prohibit that seamless generic substitution that is present for human pharmacies and for human physicians. So if there is a change we do have to go back to the vet for their approval. So that does make it a little bit more difficult. But for the most part, our relationships with the vets are probably at the best point it’s ever been. Our authorization rates are probably at its current peak. And so, when we do go back to the vet for a generic substitute more often than not their answer is yes.

Exhibit 99.1 Page 6 of 7

Erin Wright:	Okay. All right, great. Thank you.

Bruce Rosenbloom:	Thank you, Erin.

Coordinator:	Thank you for your question. I will now turn our call back over to Bruce Rosenbloom, the company’s Chief Financial Officer, for closing remarks.

Bruce Rosenbloom:

Thank you. In fiscal 2021 we are focusing on redesigning our Web site and mobile app to optimize our customers’ digital experience. Thank you very much. This wraps up today’s conference call. Thanks for joining us. Operator, this ends the conference call.

Coordinator:	Thank you all for participating in today’s conference call. You may now disconnect.

Exhibit 99.1 Page 7 of 7